Exhibit 99.1

United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contacts:
Media
Courtney Boone
(412) 433-6791
    Investors/Analysts                                                    Dan Lesnak
(412) 433-1184
FOR IMMEDIATE RELEASE
U. S. STEEL ANNOUNCES STRATEGIC ACTIONS TO STRENGTHEN COMPANY
AND UPDATES THIRD QUARTER OUTLOOK

PITTSBURGH, Sept. 16, 2014 – United States Steel Corporation (NYSE: X) today announced three key strategic actions that support its transformation:

•	the decision by U. S. Steel to not proceed with an expansion at its iron ore pellet operations in Keewatin, Minn.;

•	the decision by U. S. Steel to forgo further development and construction of the carbon alloy facilities at Gary Works in Gary, In.; and

•
the unanimous decision by the board of directors of its Canadian subsidiary, U. S. Steel Canada Inc., to apply for relief for U. S. Steel Canada, Inc. from its creditors pursuant to Canada’s Companies’ Creditors Arrangement Act (CCAA).

Keetac expansion and Gary Works Carbon Alloy Module Construction
U. S. Steel has decided not to pursue an expansion of its iron ore pellet operations at Keetac in Keewatin, Minn. The expansion would have increased the facility’s production by 3.6 million tons annually to a total of 9.6 million tons, and included upgrading and restarting an idled pelletizing line, as well as upgrading the mining, concentrating and agglomerating processes at Keetac. The permits required for this expansion expire this month and will not be renewed.
U. S. Steel has also decided not to proceed with additional investments into the carbon alloy facilities at Gary Works. This project, which began in 2011, contemplated the construction of two modules to provide a carbon alloy material used to replace traditionally manufactured coke, to the Gary Works blast furnaces. One module, “C” module, has been built and will be permanently idled while a second, “D” module, will not be constructed.
The estimated capital investment that would have been required to complete these projects was in excess of $800 million. We estimate that these two strategic actions will result in a non-cash, pre-tax charge of approximately $250 million in the third quarter, which includes approximately $40 million for Keetac and approximately $210 million for Gary Works.
In making these decisions, U. S. Steel considered its future raw materials needs for iron ore and coke, and found its current production capability sufficient. The previously announced examination of alternative iron and steelmaking technologies such as gas-based, direct-reduced iron (DRI) and electric arc furnace (EAF) steelmaking are not affected by these decisions. The company is seeking permits for the possible construction of an EAF at our Fairfield Works in Alabama.
Commenting on the actions relative to the Keetac expansion and Gary Works carbon alloy facilities, U. S. Steel President and CEO Mario Longhi said, “The decisions to stop further efforts relative to these investments represent another step in our transformation to earn the right to grow. These strategic decisions allow us to redirect funding to projects to further develop Advanced High Strength Steels for our automotive customers, premium connections for our energy market customers, and capital expenditures to update and modernize our operations.”
U. S. Steel Canada Companies’ Creditors Arrangement Act (CCAA) filing
U. S. Steel Canada has recorded a loss from operations in each of the last five years, with an aggregate operating loss of approximately $2.4 billion, or in excess of $16.00 per diluted share, since December 2009. Additionally, U. S. Steel Canada represents approximately $1 billion of U. S. Steel’s consolidated Employee Benefits liability as of June 30, 2014. As a result of the CCAA filing, U. S. Steel has determined that U. S. Steel Canada and its subsidiaries will be deconsolidated from U. S. Steel’s financial statements on a prospective basis effective as of the date of the CCAA filing. The deconsolidation of U. S. Steel Canada’s operating results would have increased net income on a pro forma basis for the six months ended June 30, 2014 by $26 million, or $0.16 per diluted share. U. S. Steel has agreed to provide U. S. Steel Canada with CA$185 million (approximately $165 million) of secured debtor-in-possession financing (DIP Financing) to support current operations through the end of 2015 and allow U. S. Steel Canada to continue operating and serving its customers.

“A planned restructuring will allow U. S. Steel Canada to operate and compete more effectively. We know this was not an easy decision for U. S. Steel Canada’s independent directors,” stated U. S. Steel President and CEO Mario Longhi. “U. S. Steel Canada has asked the court for an order allowing it to continue to operate while exploring restructuring alternatives – to pay its suppliers and employees and to continue to service its customers. We believe these actions will provide longer term stability for U. S. Steel’s employees, suppliers and customers.”
The CCAA filing is an event of default under the terms of the Province Note Loan Agreement dated as of March 31, 2006 which provide that the Province Note became immediately due and payable. The principal amount due under the Province Note is CA$150 million (approximately $136 million). A failure of U. S. Steel Canada to pay the Province Note when due would constitute an event of default under the indenture for U. S. Steel’s 2.75% Senior Convertible Notes Due 2019 (2019 Notes) that enables the holders to declare the 2019 Notes immediately due and payable. Although the 2019 Notes are currently trading well above par, if this occurs, U. S. Steel plans to use cash to pay the outstanding principal amount of $316 million. The filing does not trigger any other material events of default under any other U. S. Steel Canada or U. S. Steel financing arrangements.
A full unaudited condensed consolidated pro forma balance sheet as of June 30, 2014, and unaudited condensed consolidated pro forma statement of operations for the six months ended June 30, 2014 and the year ended December 31, 2013, reflecting the deconsolidation of U. S. Steel Canada, are in Appendix A.
Update to Third Quarter Outlook
We expect a significant improvement in operating income for our reportable segments and Other Businesses in the third quarter. Steel market conditions in the U.S. have remained stable and our operations have performed well. As a result, we expect our third quarter results, excluding the items described below, to be significantly higher than the current consensus earnings per share estimates.
As a result of these three strategic actions, we estimate a non-cash, pretax charge of between $550 million and $600 million (approximately $300 million to $350 million from the CCAA filing and deconsolidation of U. S. Steel Canada and approximately $250 million for the other two strategic actions). In August, we completed the sale of surface rights and mineral royalty revenue streams in the state of Alabama, which has generated approximately $55 million of cash and pre-tax income, and we made a $140 million voluntary contribution to our main defined benefit pension plan. Our cash balance as of August 31, 2014 was $1.4 billion after the receipt of the $55 million and the payment of the $140 million described above, as well as a rebuilding of inventories depleted in the second quarter.

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This release contains forward-looking statements with respect to capital resources and liquidity, the third quarter outlook, the effects of U. S. Steel Canada’s application under the CCAA and U. S. Steel Canada’s deconsolidation from U. S. Steel, as well as the effects related to actions regarding Keetac and the carbon alloy facilities at Gary Works. To the extent that operating cash flow is materially lower than recent levels or external financing sources are not available on terms competitive with those currently available, our future liquidity and ability to fund strategic projects may be adversely affected. We present U. S. Steel Canada aggregate operating loss and loss per diluted share, which are non-GAAP measures, to better enable investors and others to assess our consolidated results and compare them with our competitors. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent filings for U. S. Steel.
United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 200 company with major production operations in the United States and Central Europe and an annual raw steelmaking capability of 24.4 million net tons. The company manufactures a wide range of value-added steel sheet and tubular products. For more information about U. S. Steel, please visit www.ussteel.com.
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2014-033

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